Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811
January 25, 2021
Seer, Inc.
3800 Bridge Parkway, Suite 102
Redwood City, CA 94065
Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Seer, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 4,025,000 shares of the Company’s Class A Common Stock, $0.00001 par value per share (the “Shares”), 1,400,000 of which are to be issued and sold by the Company and 2,625,000 of which are to be issued and sold by certain stockholders of the Company (the “Selling Stockholders”) (including up to 525,000 shares issuable upon exercise of an option granted to the underwriters by the Selling Stockholders). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).
We are acting as counsel for the Company in connection with the sale of the Shares by the Company and the Selling Stockholders. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company and the Selling Stockholders have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; provided, however, that with respect to the 309,131 shares to be sold by certain Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, such shares will be validly issued, fully paid and nonassessable upon the exercise of such options in accordance with their terms prior to such sale.
We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.
AUSTIN     BEIJING     BOSTON     BRUSSELS     HONG KONG     LONDON     LOS ANGELES     NEW YORK     PALO ALTO
SAN DIEGO     SAN FRANCISCO     SEATTLE     SHANGHAI     WASHINGTON, DC     WILMINGTON, DE

January 25, 2021

Very truly yours,

/S/ WILSON SONSINI GOODRICH & ROSATI, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation